                                                                    Exhibit 99.1

Media Contact:                                  Investor Contact:


William H. Lowe                                 Jonathon Singer
Vice President, Corporate Communication         Director, Investor Relations
(312) 326-7740                                  (312) 326-7754



For Immediate Release


R.R. Donnelley Strengthens Core Business Focus, Announces Stream International Holdings Ownership Restructuring

Chicago, Dec. 16, 1997 -- R.R. Donnelley & Sons Company (NYSE: DNY) today announced plans to restructure its ownership in Stream International Holdings, Inc. (SIH), reclassify a portion of the business as discontinued operations and record a fourth-quarter charge of approximately $100 million pre-tax ($60 million after tax, or 41 cents per share) to adjust the carrying cost of the properties. In an unrelated action, R.R. Donnelley announced a $71 million pre-tax charge ($43 million after tax, or 29 cents per share) for the impairment of assets no longer aligned with its strategic objectives.

     In April 1997, SIH was reorganized into three independent businesses:
Stream International, which provides outsource technical support services; Corporate Software & Technology, a software resale and technology services company; and Modus Media International, a global manufacturing and fulfillment business.

     Under the plan announced today, R.R. Donnelley will convert its current equity and debt positions in SIH into approximately 87 percent of the shares of common stock in both Stream International and Corporate Software & Technology, and non-voting preferred stock in Modus Media. Bain Capital, a minority shareholder of SIH, together with management of the companies will assume operating responsibility for Corporate Software & Technology to facilitate the management and planned divestiture of that company, and will assume operating control of Modus Media. R.R. Donnelley will reclassify Corporate Software & Technology and Modus Media as discontinued operations and reclassify its prior three years' consolidated financial statements.

R.R. Donnelley & Sons Company Strengthens Core Business Focus,
Announces Stream International Holdings Ownership Restructuring
Page 2


     Stream International has previously announced plans to become public through an initial offering of common shares. Upon completion of the offering, R.R. Donnelley's interest in Stream International will be reduced to less than 50 percent and the company will change its method of accounting for Stream International from consolidation to the equity method.

     "Today's actions, along with our recently announced management reorganization, further demonstrate that we are committed to our strategy of focusing on our core businesses," said Cheryl A. Francis, executive vice president and chief financial officer of R.R. Donnelley. "The reorganization frees resources, time and attention to build on our printing industry leadership."

     The $71 million pre-tax impairment charge will cover the cessation of activities no longer aligned with the company's strategic focus, including the development of certain manufacturing information systems, the pending sale of its Coris content-management software subsidiary, the shut-down of its book fulfillment operations and the closing of a development office in Singapore. Cash outlays associated with this charge are expected to total approximately $17 million.

     "Combined with the reorganization of our interest in SIH, these actions represent significant progress in the disposition of assets and discontinuation of activities that do not contribute to our core print businesses," Chairman and Chief Executive Officer William L. Davis said. "By exiting non-strategic ventures we have generated approximately $60 million in cash during the course of this year to supplement the strong cash flow generated by our core print businesses. We also have reduced capital spending significantly from the levels originally expected for 1997. With our enhanced focus and capital discipline, we expect core-business cash generation to accelerate in 1998 as our return on investment improves."

     R.R. Donnelley & Sons Company (1996 print-related sales: $4.9 billion) is a world leader in managing, reproducing and distributing print and digital information for the publishing, retailing, merchandising and information-technology markets. It specializes in the production of catalogs, inserts, magazines, books, directories and financial documentation. Founded in Chicago in 1864, the company employs approximately 28,000 people in its printing operations in North America and worldwide.

                                   #   #   #